Exhibit 10.18

DigiPath Labs, Inc.

CONSULTING, CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Consulting, Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into as of the 1st day of September, 2021 (the “Effective Date”) by and between DigiPath Labs, Inc., a Nevada corporation (the “Company”), and Duck’s Nest Investments, Inc., (“Consultant”). a Florida Company wholly-owned by A. Stone Douglass (“Principal”).

WHEREAS, the Company desires to engage Consultant to provide certain services as set forth on Schedule A attached hereto and as specified from time to time by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Consultant to perform, using A.Stone Douglass (the “Principal”), those duties set forth in the Schedule A attached hereto and such other duties as may be requested from time to time by the Company. Consultant hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Compensation. For the services rendered by Consultant under this Agreement, the Company shall pay to Consultant the compensation specified in the Schedule A, subject to the terms and conditions set forth in this Agreement.

3. Term and Survivability. The term of this Agreement shall be for a period of one year from the Effective Date. Notwithstanding the foregoing, Company may terminate this Agreement on or after one month from the Effective Date by providing written advance notice to Consultant and Consultant may terminate this Agreement on or after one month from the Effective Date by one-month’s written advance notice to Company. In addition, this Agreement may be terminated if either party materially fails to perform or comply with this Agreement or any material provision hereof. Termination shall be effective five (5) days after notice of such material failure to perform or comply with this Agreement or any material provision hereof to the defaulting party if the defaults have not been cured within such five (5) day period. Upon termination of this Agreement the following sections of this Agreement shall survive such termination: Sections 3, 5, 6, 7, 8, 10, 12 and 13.

4. Costs and Expenses of Consultant’s Performance. Except as set forth on the Schedule A, all costs and expenses of Consultant’s performance hereunder shall be borne by the Consultant.

5. Taxes. As an independent contractor, Consultant acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Consultant pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Consultant, and any such withholding shall be for Consultant’s account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

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6. Confidentiality. Consultant agrees that Consultant will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired by the Consultant during the period of the Consultant’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates or of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Consultant hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates. Any information of the Company or any of its affiliates which is not readily available to the public shall be considered to be a Trade Secret unless the Company advises Consultant in writing otherwise. Consultant acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Consultant’s past, present and future engagement by the Company has created, creates and will continue to create a relationship of confidence and trust between the Consultant and the Company with respect to the Confidential Information. Furthermore, Consultant shall immediately notify the Company of any information which comes to its attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Consultant shall take all reasonable steps within its power to limit the scope of such loss. Notwithstanding the foregoing, Confidential Information does not include information that Consultant can demonstrate with competent evidence is: (a) already lawfully known by Consultant at the time of first receipt from Company and is not subject to any other nondisclosure agreement between the parties or between Consultant and a third party; (b) was in the public domain at the time it was disclosed to Consultant; (c) entered the public domain after it was disclosed to the Consultant through no fault of Consultant or its employees, agents or subcontractors (d) is independently developed by consultant through no use of the Company’s Confidential Information. Consultant may also disclose Confidential Information of Company to the extent disclosure is required to be disclosed by a court or governmental authority having jurisdiction over Consultant, provided that Consultant gives Company prompt written notice of the request prior to any disclosure and cooperates with Company, at Company’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure, including filing motions and otherwise making appearances before a court.

7. Return of the Company’s Proprietary Materials. Consultant agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Consultant may then possess or have under its control. Concurrently with the return of such proprietary materials to the Company, Consultant agrees to deliver to the Company such further agreements and assurances to ensure the confidentiality of proprietary materials. Consultant further agrees that upon termination of this Agreement, Consultant’s, employees, consultants, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

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9. Trade Secrets of Others. Consultant represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Consultant in confidence or in trust prior to its engagement by the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

11. Independent Contractor. Consultant shall not be deemed to be an employee or agent of the Company for any purpose whatsoever. Consultant shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

12. Non-Solicit. Consultant will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

13. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Consultant, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

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14. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the Municipal and Superior Courts for Clark County, Nevada or the Federal District Court in Clark County, Nevada and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in Clark County, Nevada.

15. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedules A and B referred to in this Agreement are incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

16. Attorney Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

17. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

18. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

19. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

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20. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice). Additionally, an email shall be sent with a copy of all written notices.

(i) If to the Company:

DigiPath Labs, Inc.

6450 S. Cameron Street, #113

Las Vegas, NV 89118

Phone: (702) 209-2429

Fax: (877) 833-4456

Attn: Todd Peterson

Email: Todd@digipath.com

(ii) If to the Consultant:

Duck’s Nest Investments, Inc.

A.Stone Douglass

1313 Torrey Pines Road

La Jolla, CA 92037

Phone: (858-583-1017

Email: Stone@ducksnest.net

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date mailed, as the case may be.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting, and Confidentiality Agreement as of the Effective Date written above.

CONSULTANT

By:	/s/ A.Stone Douglass
Name:	A.Stone Douglass
Duck’s Nest Investments, Inc.

DigiPath Labs, Inc.

By:	/s/ Todd Denkin
Name:	Todd Denkin
Title:	President

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Schedule A

TITLE, DUTIES AND OPERATIONAL RESPONSIBILITIES:

Title and Operational Responsibilities

■	Consultant will have the title of Chief Financial Officer.
■	Work with the financial staff.
■	Interface with he outside accounting firm
■	Interface with the auditors.

■	Consultant shall report jointly to the President and in his absence the CEO.
■	Consultant shall perform the duties as set forth above as well as other duties which shall be communicated separately from time to time.

2.	SCHEDULE AND COMITTMENT OF TIME:

Consultant is expected to devote a minimum of 15 hours per week.

3.	REPORTING SCHEDULE:

Consultant shall report regularly to the President his actions on behalf of the Company.

4.	COMPENSATION AND PAYMENT TERMS:

Consultant shall be paid $60,000 per year, which shall be paid at the end of every month, the first payment being due on September 30 th for the month ending September 2021..

5	EXPENSES:

Company agrees to reimburse Consultant for other reasonably necessary travel expenses. However, should such expenses exceed $500 in any given calendar month; such expenses shall be pre-approved in advance by Company in order to qualify to reimbursement. An email authorization by an officer of Company shall be deemed a valid approval.

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